Exhibit 10.11

Compensation of Directors

Directors who are not officers or employees of our general partner will receive (a) a $25,000 annual cash retainer fee, (b) $1,500 for each regularly scheduled meeting attended, (c) $750 for each special meeting attended and (d) awards under our Long-Term Incentive Plan. In addition to the foregoing, each director who serves on a committee will receive $1,000 for each committee meeting attended, the chairman of our audit committee will receive an annual retainer of $5,000 and the chairmen of our other committees will receive an annual retainer of $2,500. In addition, each non-employee director will be reimbursed for his out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for his actions associated with being a director to the fullest extent permitted under Delaware law.